EXHIBIT 99.1

TITAN COMPUTER SERVICES, INC.
UNAUDITED PRO-FORMA COMBINED FINANCIAL STATEMENTS

Basis of Presentation

On June 27, 2017, Titan Computer Services, Inc. (“Titan” or “the Company”) entered into a Share Exchange transaction (“Share Exchange”) with the shareholders of Altitude International, Inc, (“Altitude”) a Wisconsin corporation. Pursuant to the terms of the Share Exchange, the Company agreed to issue 6,102,000 shares of its common stock to all the individual shareholders of Altitude, holding 6,102,000 shares of Altitude stock, on a pro rata basis (one to one share exchange). In exchange for this stock issuance, the Company received 100% of the outstanding shares of Altitude. Following this Share Exchange, Altitude became a wholly-owned subsidiary of Titan. There was a cancellation of 14,700,000 shares of common stock of Titan that was held by Titan’s former majority stockholder as part of the share exchange agreement, which all had a net effect of a decrease of 8,598,000 shares in Titan outstanding shares.

This share exchange transaction resulted in those shareholders obtaining a majority voting interest in Titan and control of the Board of Directors of Titan. Generally accepted accounting principles require that the Company whose shareholders retain the majority interest and control in a combined business be treated as the acquirer for accounting purposes, resulting in a reverse acquisition with Altitude as the accounting acquirer and Titan as the acquired party. Accordingly, the share exchange transaction has been accounted for as a recapitalization of Altitude, whereby Altitude is deemed to be the continuing, surviving entity for accounting purposes but through reorganization, has deemed to have adopted the capital structure of Titan. The equity section of the accompanying unaudited consolidated financial statements has been restated to reflect the recapitalization of the Company due to the reverse acquisition.

The acquisition of Titan will be accounted for as a reverse merger effected by a share exchange, wherein Altitude is considered the acquirer for accounting and financial reporting purposes. Altitude adopted Titan’s December 31 year end. Pro- forma statements are presented for the six months ended June 30, 2017.

The unaudited pro-forma combined statements of operations reflects the results of operations of the Company had the merger occurred on January 1, 2017. The pro-forma combined statements of operations were prepared as if the transactions were consummated on January 1, 2017. These pro-forma combined statements of operations have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the transaction occurred on the date indicated and are not necessarily indicative of the results that may be expected in the future.

TITAN COMPUTER SERVICES, INC. AND SUBSIDIARIES
UNAUDITED PRO-FORMA COMBINED FINANCIAL DATA
PRO-FORMA BALANCE SHEET AS OF JUNE 30 , 2017

	Titan	Altitude					Proforma
	June 30,	June 30,	Adjustments				June 30,
ASSETS	2017	2017	Debit		Credit		2017
Current Assets
Cash and cash equivalents	$87,500	$-					$87,500
Prepaid expense		1,667					1,667
Total Current Assets	87,500	1,667					89,167

Property Plant and Equipment -net
Plant and equipment	-	10,455					10,455

Intangible Assets
Trademarks	-	7,520					7,520
Total Intangible Assets	-	7,520					7,520

Total Assets	$87,500	$19,642					$107,142

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
Current Liabilities
Accounts payable - related party	$-	$1,667					$1,667
Accrued expenses	-	5,000					5,000
Shareholder’s advance	-	26,764					26,764
Total Current Liabilities	-	33,431					33,431
Commitment and Contingencies
Stockholders’ Equity (Deficiency)
Preferred Stock - no par value, 5,000,000 shares authorized, no shares issued and outstanding	-	-					-
Common stock - no par value, 70,000,000 shares authorized, at June 30, 2017
21,728,659 shares issues and outstanding at June 30,2017	231,167	6,102	6,102	(b)	6,102	(c)	237,269
Additional Paid In capital	151,097	(6,102)	6,102	(c)	6,102	(b)	(77,582)
			222,577	(a)
Accumulated Deficits	(294,764)	(13,789)			222,577	(a)	(85,976)
Total Stockholders’ Equity (Deficiency)	87,500	(13,789)					73,711

Total Liabilities and Stockholders’ Equity (Deficiency)	87,500	$19,642					$107,142

Notes to Unaudited Pro-Forma Combined Financial Information:

On June 27, 2017, Titan Computer Services, Inc. (“Titan” or “the Company”) entered into a Share Exchange transaction (“Share Exchange”) with the shareholders of Altitude International, Inc, (“Altitude”) a Wisconsin corporation.  The acquisition of Titan will be accounted for as a reverse merger effected by a share exchange, wherein Altitude is considered the acquirer for accounting and financial reporting purposes. Altitude adopted Titan’s December 31 year end. Pro- forma statements are presented for the six months ended June 30, 2017.

Accordingly, all references to common shares of Altitude’s common stock have been restated to reflect the equivalent number of Titan’s common shares. In other words, the 6,102,000 Altitude shares outstanding at the time of the share exchange are restated to 21,228,659 common shares (prior to the 500,000-common share capital raise mentioned below that was conducted after the share exchange agreement), as of June 27, 2017. Each share of Altitude is accordingly restated at a multiple of approximately 3.48 shares of Titan for the weighted average shares outstanding for the loss per share calculations in the accompanying condensed consolidated statement of operations.

Assumptions and Adjustments:

(a) Adjustment to accumulated deficit balance of Titan to reflect the merger.
(b) Elimination of common stock outstanding of Altitude to reflect the merger and recapitalization of Altitude.
(c) Issuance of 6,102,000 shares of common stock of Titan to Altitude’s shareholders

TITAN COMPUTER SERVICES, INC. AND SUBSIDIARIES
PRO-FORMA STATEMENTS OF OPERATIONS

	Titan	Altitude			Proforma
	For the six months ended June 30,	For the period from May 18, 2017 (Date of Inception)	Adjustments		For the six months ended June 30,
	2017	to June 30, 2017	Debit	Credit	2017

Revenue	$15,000	$-			$15,000

Operating Expenses
General and administrative expenses	148,667	13,789			162,456
Total operating expenses	148,667	13,789			162,456

Loss from operations	(133,667)	(13,789)			(147,456)

Other Income (Expenses)
Interest expense	(375)	-			(375)
Other Income	61,855	-			61,855
Total Other Income (Expenses), Net (Expenses), Net	61,480	-			61,480

Net loss before tax	(72,187)	(13,789)			(85,976)

Provision for income taxes	-	-			-
Net loss	$(72,187)	$(13,789)			$(85,976)

Loss per share
- basic and fully diluted					$(0)

Weighted-average number of
shares of common stock
- basic and fully diluted					29,559,692